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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 9, 2006
COLOR KINETICS INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50798	04-3391805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
10 Milk Street, Suite 1100, Boston, Massachusetts 02108
(Address of principal executive offices) (Zip Code)
(617) 423-9999
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01 Entry into a Material Definitive Agreement.
On November 9, 2006, Color Kinetics Incorporated (“Company”) entered into an Equity Underwriting Agreement with Deutsche Bank Securities Inc., CIBC World Markets Corp., ThinkEquity Partners LLC and Canaccord Adams Inc. (collectively the “Underwriters”) and with certain selling stockholders of the Company (collectively the “Selling Stockholders”), relating to the sale of an aggregate of 3,609,000 shares of the Company’s common stock by the Company and the Selling Stockholders. Certain of the Selling Stockholders also granted an option to the Underwriters to purchase up to an additional 541,350 shares of common stock within 30 days after the offering, to cover over-allotments, if any. The price to the public is to be $19.00 per share, and the net proceeds before expenses to the Company from the offering are expected to be approximately $35.9 million. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders.
A copy of the Equity Underwriting Agreement is attached hereto as Exhibit 1.1 and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
     On November 10, 2006, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached hereto as Exhibit 7.1 and incorporated herein by reference.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLOR KINETICS INCORPORATED
By:	/s/ David K. Johnson
David K. Johnson
Senior Vice President and Chief Financial Officer

Date: November 13, 2006